EXHIBIT 10.1

CASH AMERICA INTERNATIONAL, INC.
2016 RESTRICTED STOCK UNIT AWARD AGREEMENT

This 2016 Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of the 19th day of May, 2016, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and ________________________ (“Director”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Cash America International, Inc. 2014 Long-Term Incentive Plan (the “Plan”), which is administered by the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”); and
WHEREAS, any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein; and
WHEREAS, pursuant to Section 11(a) of the Plan, Director is automatically granted an Award of Restricted Stock Units on the date of the Company’s Shareholders Meeting, which was held on May 19, 2016, in an amount authorized by the Board (the “Award”); and
WHEREAS, the Award provides for deferred compensation under Code Section 409A (as hereinafter defined); and
WHEREAS, to comply with the terms of the Plan and Code Section 409A, and to further the interests of the Company and Director, the parties hereto desire to set forth the terms of the Award in the Agreement, which have been approved by the Committee.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Stock Award.
(a)    General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Director an award of 2,192 Restricted Stock Units (“RSUs”). The RSUs represent the unfunded and unsecured promise of the Company to issue to Director an equivalent number of shares of the common stock of the Company or its successors (“Shares”) at a future date, subject to the terms of this Agreement.
(b)    Grant Date. The RSUs are awarded to Director on May 19, 2016 (the “Grant Date”).
2.    Vesting.
The RSUs shall vest in substantially equal one-twelfth increments on each of the following dates as long as Director serves continuously on the Board through the applicable vesting date: May 31, 2016 (the “First Vesting Date”), June 30, 2016, July 31, 2016, August 31, 2016, September 30, 2016, October 31, 2016, November 30, 2016, December 31, 2016, January 31, 2017, February 28, 2017, March 31, 2017 and the earlier of (a) April 30, 2017 or (b) the day immediately preceding the date of the 2017 Shareholders Meeting. Shares payable with respect to the portion of the RSUs that vest on the First Vesting Date shall be compensation for services performed from the Grant Date through the First Vesting Date. Shares payable with respect to the portion of the RSUs that vest on each other vesting date shall be compensation for services performed during the period beginning on the first day of the calendar month that includes the applicable vesting date and ending on the applicable vesting date.

3.    Forfeiture Upon Termination of Service on the Board of Directors.
Upon Director’s termination of service on the Board for any reason, any RSUs that are not then vested under Section 2 or Section 5 of this Agreement and any unvested rights to Dividend Equivalents (as defined in Section 10(c)) shall be immediately forfeited, and Director shall have no rights in such forfeited RSUs, including any unvested rights to Dividend Equivalents.
4.    Delivery of Shares.
(a)    General. Except as provided in subsection (b) below, the Company shall deliver or instruct its transfer agent to issue Shares, either in book entry or stock certificate form, which shall evidence the conversion of vested RSUs into whole vested Shares, in the name of Director on June 19, 2017. Notwithstanding the foregoing, in the event of Director’s death before the Shares relating to such vested RSUs have been issued, such Shares will be issued in the name of Director’s designated beneficiary or, if no beneficiary has been designated, in the name of Director’s estate (“Beneficiary”) within 90 days after the date of Director’s death. The Company shall not be required to deliver any fractional Shares under the Award, and any fractional Share shall be rounded up to the next whole Share.
(b)    Deferred Delivery. Director may elect to defer the timing of the payment of Shares payable with respect to vested RSUs until June 19, 2022. To be effective, such election must be made no later than June 17, 2016. Notwithstanding the foregoing, in the event of Director’s death, the Shares relating to any and all vested RSUs that have been deferred in accordance with this Section 4(b) will be issued within 90 days after Director’s death in the name of Director’s Beneficiary.
5.    Change in Control
(a)    Vesting and Payment. In the event of a Change in Control (as defined below) while Director is still a director of the Company, the Award (including all outstanding unvested RSUs and related Dividend Equivalents) shall automatically accelerate and become 100% vested, and the Shares and Dividend Equivalents payable with respect to the outstanding vested RSUs shall be delivered to Director within 90 days following the date of the Change in Control. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code Section 409A and guidance issued thereunder (collectively, “Code Section 409A”), except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii).
(b)    Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control the Committee, in its sole discretion, may, in lieu of issuing Shares, provide Director with an equivalent amount payable in the form of cash.
6.    Agreement of Director.
Director acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Shares to be issued pursuant to the Award. Specifically, Director acknowledges that, to the extent Director is an “affiliate” of the Company (as that term is defined in Rule 144 under the Securities Act of 1933 (“Rule 144”)), the Shares to be issued as a result of the Award are subject to certain restrictions under applicable securities laws (including particularly Rule 144). Director hereby agrees to comply with such state and federal securities laws with respect to any applicable restrictions on the resale of such Shares and to execute such documents and take such actions as the Company may reasonably require in connection therewith. Notwithstanding anything herein to the contrary and only to the extent permitted under Code Section 409A, a payment may be delayed to the extent the Company reasonably anticipates that making the payment will violate federal securities laws or other applicable laws.

7.    Withholding.
Upon the issuance of Shares to Director pursuant to this Agreement, Director shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash, by withholding from any amounts payable to Director, or by delivery of Shares (including Shares issuable under this Agreement) in accordance with Section 14(a) of the Plan and the terms of Code Section 409A.
8.    Adjustment of Awards.
(a)    If there is an increase or decrease in the number of issued and outstanding Shares through the payment of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares, then the number of outstanding RSUs shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding Shares remains the same as existed immediately prior to such event.
(b)    If there is spin-off or other similar distribution to the Company's shareholders of stock, the number and type of shares subject to the Award shall be adjusted by the Committee (which adjustment may include Shares, stock of such Affiliate, cash or a combination thereof) so that the value of the outstanding Award immediately prior to such event is preserved, as determined by the Committee in its sole discretion. If stock of an Affiliate or former Affiliate becomes subject to the Award as a result of any such adjustment, the terms of the Agreement shall apply to such stock in the same manner as if it were Shares.
(c)    Except as provided in subsections (a) and (b), above, no adjustment in the number of Shares subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of Shares of any class of its capital stock or securities convertible into Shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of any other obligation of the Company that may be convertible into such Shares or other securities.
(d)    Upon the occurrence of events affecting Shares other than those specified in subsections (a), (b) and (c), above, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan.
9.    Plan Provisions.
In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.
10.    Miscellaneous.
(a)    Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Director any rights to (1) similar grants in future years, or (2) any right to be retained as a member of the Board or in any other capacity by the Company or any of its Affiliates.
(b)    Claims Procedure. Any dispute or claim for benefits by any person under this Agreement shall be determined by the Committee.
(c)    Dividend Equivalents. The Award includes the right to receive dividend equivalents (“Dividend Equivalents”) on the portion, if any, of the Award that becomes vested in accordance with Section 2 or Section 5 of this Agreement. On the same date that Shares are delivered in accordance with Section 4 or Section 5 of this Agreement with respect to any portion of the Award that vests, Director shall receive an amount of cash, without interest, equivalent to the dividends, if any, that would have been payable to a shareholder who actually owned the number of Shares equal to the number of the vested RSUs from the Grant Date through the day immediately preceding the date on which the Shares payable with respect to the vested portion of the Award are delivered to Director. Such amount of cash shall be paid as soon as possible following the date that the portion of the Award for which such Dividend Equivalents are payable vests.
(d)    Shareholder Rights. Except as set forth in Section 10(c), neither Director nor Director’s Beneficiary shall have any rights of a shareholder with respect to any Shares until such Shares have been issued and delivered to Director or Director’s Beneficiary pursuant to Section 4 of this Agreement.
(e)    Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.
(f)    Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.
(g)    Construction. The Agreement and the Plan contain the entire understanding between the parties and supersede any prior understanding and agreements between them representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.
(h)    Amendments to Comply With Code Section 409A. Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in Director’s income pursuant to Code Section 409A(a)(1), then, to the extent permitted by Code Section 409A, the Company may amend the Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to Director, and shall be binding on Director.
(i)    Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.
(j)    Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Director's heirs, legal representatives, successors and assigns.
(k)    Execution/Acceptance. This Agreement may be executed and/or accepted electronically and/or in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:
T. Brent Stuart
Chief Executive Officer

DIRECTOR *

*	Electronic acceptance of this Award by Director shall bind Director by the terms of this Agreement pursuant to Section 10(k) of this Agreement.